Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended June 30,
	2003	2002
	(Restated)
Earnings available to cover fixed charges:
Net income before minority interests in income, other expenses and discontinued operations	$17,096	$20,279
Minority interests not convertible into Common Stock	(250)	(166)
Operating income from discontinued operations	229	2,149
Distributions from unconsolidated entities in excess (short) of equity earnings in unconsolidated entities	96	(81)
Interest expense	15,306	13,431
Interest from discontinued operations	—	247

Earnings available to cover fixed charges	$32,477	$35,859

Fixed charges:
Interest expense	$15,306	$13,431
Interest from discontinued operations	—	247
Interest capitalized	2,094	3,196

Fixed charges	$17,400	$16,874

Preferred stock dividends	2,657	1,308

Fixed charges and preferred stock dividends	$20,057	$18,182

Earnings available to cover fixed charges	$32,477	$35,859
Divided by fixed charges	$17,400	$16,874

Ratio of earnings to fixed charges	1.9x	2.1x

Earnings available to cover fixed charges	$32,477	$35,859
Divided by fixed charges and preferred stock dividends	$20,057	$18,182

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6x	2.0x

Exhibit 12

(continued)

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Six Months Ended June 30,
	2003	2002
	(Restated)
Earnings available to cover fixed charges:
Net income before minority interests in income, other expenses and discontinued operations	$34,851	$41,142
Minority interests not convertible into Common Stock	(493)	(336)
Operating income from discontinued operations	1,242	4,346
Distributions from unconsolidated entities in excess (short) of equity earnings in unconsolidated entities	92	(382)
Interest expense	29,747	26,264
Interest from discontinued operations	—	502

Earnings available to cover fixed charges	$65,439	$71,536

Fixed charges:
Interest expense	$29,747	$26,264
Interest from discontinued operations	—	502
Interest capitalized	5,176	6,240

Fixed charges	$34,923	$33,006

Preferred stock dividends	5,314	2,450

Fixed charges and preferred stock dividends	$40,237	$35,456

Earnings available to cover fixed charges	$65,439	$71,536
Divided by fixed charges	$34,923	$33,006

Ratio of earnings to fixed charges	1.9x	2.2x

Earnings available to cover fixed charges	$65,439	$71,536
Divided by fixed charges and preferred stock dividends	$40,237	$35,456

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6x	2.0x